                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. _)*

                         First Sentinel Bancorp, Inc.
                     ____________________________________
                               (Name of Issuer)

                    Common Stock, par value $.01 per share
                    ______________________________________
                        (Title of Class of Securities)


                                  33640T 10 3
                                ______________
                                (CUSIP Number)


                                March 29, 1999
                                ______________
              (Date of Event which Requires Filing of Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [x]  Rule 13d-1(b)
          [ ]  Rule 13d-1(c)
          [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745
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________________________________________________________________________________
CUSIP NO.                                     Page 2 of 5 Pages
          33640T 10 3
________________________________________________________________________________
1)  NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

    First Savings Bank, SLA Employee Stock Ownership Plan
    IRS ID No. 13-3672366
________________________________________________________________________________
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
    (a) __
    (b) __
________________________________________________________________________________
3)  SEC USE ONLY
________________________________________________________________________________
4)  CITIZENSHIP OR PLACE OF ORGANIZATION
    Employee stock benefit plan established by a New Jersey-chartered savings institution.
________________________________________________________________________________
                             5)  SOLE VOTING POWER
     NUMBER OF
                                 1,438,106
     SHARES                  ___________________________________________________
                             6)  SHARED VOTING POWER
     BENEFICIALLY
                                 791,858
     OWNED BY                ___________________________________________________
                             7)  SOLE DISPOSITIVE POWER
     EACH
                                 2,229,964
     REPORTING               ___________________________________________________
                             8)  SHARED DISPOSITIVE POWER
     PERSON
                                 0
     WITH                    __________________________________________________
________________________________________________________________________________
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    2,229,964
________________________________________________________________________________
10) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) __
________________________________________________________________________________
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW  (11)
    5.3% of 42,421,768 shares outstanding as of March 1, 1999.
________________________________________________________________________________
12) TYPE OF REPORTING PERSON (See Instructions)
    EP
________________________________________________________________________________
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                                              Page 3 of 5 Pages

                                 SCHEDULE 13G
                                 ____________

Item 1(a):  Name of Issuer:

                  First Sentinel Bancorp, Inc.
                  ____________________________

Item 1(b):  Address of Issuer's Principal Executive Offices:

                  1000 Woodbridge Center Drive
                  Woodbridge, New Jersey 07095
                  ____________________________

Item 2(a):  Name of Person Filing:

                  First Savings Bank, SLA
                  Employee Stock Ownership Plan
                  _____________________________

Item 2(b):  Address of Principal Business Office or,
                  if none, Residence:

                  1000 Woodbridge Center Drive
                  Woodbridge, New Jersey 07095
                  ____________________________

Item 2(c):  Citizenship:

                  New Jersey-chartered savings institution's employee stock benefit plan organized in New Jersey
                  _________________________________________________________

Item 2(d):  Title of Class of Securities:

                  Common Stock, par value $.01 per share
                  ______________________________________

Item 2(e):  CUSIP Number:

                  33640T 10 3
                  ___________

Item 3: Check appropriate box if this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c):

                  (a) [ ]  Broker or dealer registered under
                           section 15 of the Act (15 U.S.C. 78O);

                  (b) [ ]  Bank as defined in section 3(a)(6) of
                           the Act (15 U.S.C. 78c);

                  (c) [ ]  Insurance company as defined in
                           section 3(a)(19) of the Act (15 U.S.C.
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                                              Page 4 of 5 Pages


                  (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940
                           (15 U.S.C. 80a-8);

                  (e) [ ]  An investment adviser in accordance with
                           (S) 240.13d-1(b)(1)(ii)(E);

                  (f) [x] An employee benefit plan or endowment fund in accordance with (S) 240.13d-1(b)(1)(ii)(F);

                  (g) [ ] A parent holding company or control person in accordance with (S) 240.13d-1(b)(1)(ii)(G);

                  (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                  (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);


                  (j) [ ]  Group, in accordance with (S) 240.13d-1(b)(1)(ii)(J)

Item 4:     Ownership:

                  (a) Amount beneficially owned: 2,229,964
                                                 _________

                  (b) Percent of class: 5.3%
                                        ___

                  (c) Number of shares as to which the person has:

                      (i)   Sole power to vote or to direct the vote 791,858
                                                                     _______

                      (ii)  Shared power to vote or to direct the vote 1,438,106
                                                                       _________

                      (iii) Sole power to dispose or to direct the disposition
                            of 2,229,964
                               _________

                      (iv) Shared power to dispose or to direct the disposition of 0
                               _

Item 5:     Ownership of Five Percent or Less of a Class:

                      N/A
                      ___
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                                              Page 5 of 5 Pages

Item 6:     Ownership of More Than Five Percent on Behalf of Another Person:

                      N/A
                      ___

Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                      N/A
                      ___

Item 8:     Identification and Classification of Members of the Group:

                      N/A
                      ___

Item 9:     Notice of Dissolution of Group:

                      N/A
                      ___

Item 10:    Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


Signature
---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.



 /s/ John P. Mulkerin             April 6, 1999
_____________________             _____________
Signature                         Date

John P. Mulkerin
________________
Name

President and Chief Executive Officer
_____________________________________
Title